Exhibit 10.1

YELLOW CORPORATION

2021 BONUS PLAN

1.Background and Purpose.

1.1Purpose. The purpose of Yellow Corporation 2021 Bonus Plan (the “Plan”) is to enable the Company to attract and retain superior employees by providing a competitive bonus program that rewards outstanding performance and to motivate.

1.2Effective Date. The Plan is effective as of January 1, 2021 (the “Effective Date”) and will remain in effect until it has been terminated pursuant to Section 7.5.

2.Definitions. The following terms will have the following meanings:

2.1“Award” means an award or right to payment granted pursuant to the Plan, the payment of which is contingent on achievement of performance, service-based or other conditions established by the Committee.

2.2“Award Agreement” means a written agreement or notification setting forth the terms and conditions applicable to an Award.

2.3“Board” means the Board of Directors of the Company, as constituted from time to time.

2.4“Committee” means the Compensation Committee of the Board.

2.5“Company” means Yellow Corporation, a Delaware corporation, and any successor thereto.

2.6“Company Group” means the Company and its direct and indirect subsidiaries.

2.7“Participant” means as any employee of the Company Group granted an Award by the Committee.

2.8 “Plan” means the Yellow Corporation 2021 Bonus Plan, as hereafter amended from time to time.

3.Administration. The Plan will be administered by the Committee.  Subject to the provisions of the Plan and applicable law, the Committee will have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award Agreement; (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend, or waive any rules for the administration, interpretation and application of the Plan; (vi) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.   All determinations and decisions made by the Committee will be final, conclusive and binding on all persons, and will be given the maximum deference permitted by law.

4.Eligibility and Participation. Employees of the Company Group are eligible to participate in the Plan.  The Committee will select from time to time the persons who will be Participants with respect to an Award under the Plan. An individual who is designated as a Participant for a particular Award is not guaranteed or assured of being granted any additional Award(s).

5.Terms of Awards. The Committee will determine the terms and conditions of each Award, including the amount that may be earned under such Award, the criteria that must be achieved to earn some or all of the Award and the terms of payment of the Award.   The terms of an Award will be set forth in an Award Agreement.

6.Payment of Awards.  The Committee will make all determinations as to whether an Award has been earned.  Any Award that has been earned will be settled in accordance with the terms of the Award Agreement.

7.General Provisions.

7.1Compliance with Legal Requirements. The Plan and the granting of Awards will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.  Notwithstanding anything to the contrary contained herein or in any Award Agreement, the Company may reduce (including to $0) the amount of any Award to the extent necessary to avoid a violation of the UST Tranche A Term Loan Credit Agreement or the UST Tranche B Term Loan Credit Agreement, each dated July 7, 2020, as determined by the Committee in its sole discretion.

7.2Non-transferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

7.3No Right to Employment. Nothing in the Plan or an Award Agreement will confer upon any person the right to continue in the employment of the Company Group or affect the right of the Company Group to terminate the employment of any Participant.

7.4Withholding. The Company will have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and

Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

7.5Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination will adversely affect the rights of any Participant to Awards allocated prior to such amendment, suspension or termination.

7.6Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

7.7Governing Law. The Plan will be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.

7.8Beneficiaries. To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant will be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment will be made by will or the laws of descent or distribution.

7.9Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan will be interpreted and construed accordingly.

7.10Section Headings. The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, will control.

7.11Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder will be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

7.12Clawback. In the event the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or willful misconduct and (ii) the Participant’s Award amount would have been lower had the results or metrics been properly calculated, the

Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement will consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

Sample Award Agreement

Award Agreement

This Award Agreement sets forth the terms and conditions applicable to the following Award made under the Yellow Corporation 2021 Bonus Plan (the “Plan”).  The terms and conditions of the Plan are incorporated into and made a part of this Award Agreement.  Capitalized terms not otherwise defined have the applicable meaning set forth in Plan.  In the event of any conflict between this Award Agreement and the Plan, the Plan will control.

1.	Recipient:
2.	Award Amount:
3.	Vesting Conditions:
4.	Effect of Termination:
5.	Other Provisions:
6.

CARES Act Limitation: Notwithstanding anything to the contrary contained in this Award Agreement, the Company may reduce (including to $0) the amount of any Award to the extent necessary to avoid a violation of the UST Tranche A Term Loan Credit Agreement or the UST Tranche B Term Loan Credit Agreement, each dated July 7, 2020, as determined by the Committee in its sole discretion.

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